Exbibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
November 16, 2007	Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS PURCHASES GERMAN EXPLOSION WELDING AND OIL-WELL PERFORATION COMPANY DYNAenergetics FOR $96.6 MILLION IN CASH AND STOCK

Acquisition Expands DMC’s Presence In Worldwide Explosion Welding Markets;

Establishes New Business Segment in Growing Oil and Gas Industry

BOULDER, Colo. — Nov. 16, 2007 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), the world’s leading provider of explosion-welded plates, today announced it has purchased privately held DYNAenergetics, a Germany-based manufacturer of clad metal plates and various explosives-related oil-field products.  The acquisition was valued at approximately $96.6 million (Euro 65.9 million), exclusive of transaction costs, and was completed for $83.4 million in cash (Euro 56.9 million) and 251,041 shares of DMC common stock.  DMC also assumed approximately $2.8 million (Euro 1.9 million) of DYNAenergetics net indebtedness.

DYNAenergetics recorded sales of approximately Euro 50 million ($73.3 million) for its fiscal year ended September 30, 2007.  The company operates two business units: DYNAPLAT and DYNAWELL.

DYNAPLAT has a 40-year history as one of Europe’s leading explosion welding companies, and generates approximately 55% of DYNAenergetics’ total revenue stream.  The business operates manufacturing facilities in Germany and serves primarily a European and Asian base of industrial fabrication customers.

The DYNAWELL division utilizes both explosive and metalworking technologies to manufacture a wide range of proprietary and non-proprietary products for the global oil field production and decommissioning industries.  Products manufactured by DYNAWELL include shaped charges, detonators and detonating cords, bi-directional boosters, and perforating guns for the perforation of oil and gas wells.  DYNAWELL also distributes a line of seismic products that support oil and gas exploration activities.

Yvon Cariou, president and CEO of DMC, said, “DYNAenergetics is widely regarded as one of the world’s top-tier explosion-welding businesses.  Its addition to the DMC family enhances our ability to address growing worldwide demand for clad metal plates, brings new depth and talent to our management and operations teams, and expands our already leading position in the global explosion welding market.  We also are very excited about the addition of DYNAWELL, which will augment our involvement in specialized explosive manufacturing processes and immediately position us within the growing international oil and gas services industry.”

Rolf Rospek, who has 27 years of industry experience and has served as chief executive of DYNAenergetics since 2001, said, “This is an exciting transaction for our company and its employees.  This combination should also benefit our collective base of customers, who will gain access to expanded production capacity and the combined expertise of two of the world’s leading explosion-welding businesses.  Among other benefits, this transaction positions DYNAWELL within a respected U.S. public company that has an energy sector orientation, which will enhance DYNAWELL’s opportunity for future growth.”

Rospek, 49, will continue to serve as the chief executive of DYNAenergetics, and also has been appointed to the DMC board. Dean Allen, chairman, said, “Rolf is a respected veteran of the specialized explosive services sector and brings deep industry experience to our board.  His talent as a leader is reflected in DYNAenergetics’ financial success, which includes compound annual revenue growth of approximately 25% during the past five years.  We are extremely pleased to welcome him as a director.”

In connection with the acquisition, DMC entered into a dollar- and euro-denominated credit facility valued at approximately $100 million.  DMC borrowed approximately $65 million under the new facility to fund a portion of the purchase price.  JP Morgan was the lead credit arranger for this facility, which was provided by a syndicate of seven banks. Green Manning & Bunch acted as exclusive financial advisor to DMC with respect to the DYNAenergetics acquisition.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company.  Its products, which are typically used in industrial capital projects, include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries.  The Company operates two business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys, and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the Company’s website at http://www.dynamicmaterials.com.  Additional information regarding DYNAenergetics is available at http://www.dynaenergetics.de.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: our ability to integrate the DYNAenergetics business, DYNAenergetics ability to continue the rate of its sales, net income and growth; as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006.

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